UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*


Zoltek Companies, Inc.
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

98975W104
(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule
pursuant to which this
Schedule is filed:
       [X]	Rule 13d-1(b)
       [ ]	Rule 13d-1(c)
       [ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities
Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 98975W104
-------------------------------------------
1. Names of Reporting Persons.

Barclays PLC

-------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

-------------------------------------------
3. SEC Use Only

-------------------------------------------
4. Citizenship or Place of Organization

England, United Kingdom

				5. Sole Voting Power
Number of 				1,946,584
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					1,946,584
				------------------------------
				8. Shared Dispositive Power
					-0-

--------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

1,946,584
--------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

--------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

5.66%
--------------------------------------------
12. Type of Reporting Person (See Instructions)

HC
---------------------------------------------


CUSIP No. 98975W104
---------------------------------------------
1. Names of Reporting Persons.

Barclays Capital Inc.

----------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

----------------------------------------------
3. SEC Use Only

----------------------------------------------
4. Citizenship or Place of Organization

Connecticut, United States

				5. Sole Voting Power
Number of 				13,040
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					13,040
				------------------------------
				8. Shared Dispositive Power
					-0-

-----------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

13,040

-----------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

-----------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

0.04%
-----------------------------------------------
12. Type of Reporting Person (See Instructions)

BD
-----------------------------------------------


CUSIP No. 98975W104
-----------------------------------------------
1. Names of Reporting Persons.

Barclays Bank PLC

-----------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

----------------------------------------------
3. SEC Use Only

----------------------------------------------
4. Citizenship or Place of Organization

England, United Kingdom

				5. Sole Voting Power
Number of 				621,682
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					621,682
				------------------------------
				8. Shared Dispositive Power
					-0-

------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

621,682

------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

1.81%
------------------------------------------------
12. Type of Reporting Person (See Instructions)

BK
------------------------------------------------


CUSIP No. 98975W104
------------------------------------------------
1. Names of Reporting Persons.

Barclays Capital Securities Limited

------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

------------------------------------------------
3. SEC Use Only

------------------------------------------------
4. Citizenship or Place of Organization

England, United Kingdom

				5. Sole Voting Power
Number of 				88,800
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					88,800
				------------------------------
				8. Shared Dispositive Power
					-0-

-------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person
88,800

-------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

-------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

0.26%
-------------------------------------------------
12. Type of Reporting Person (See Instructions)

BD
-------------------------------------------------


CUSIP No. 98975W104
-------------------------------------------------
1. Names of Reporting Persons.

Barclays Capital Derivative Funding

-------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

-------------------------------------------------
3. SEC Use Only

-------------------------------------------------
4. Citizenship or Place of Organization

Delaware, United States

				5. Sole Voting Power
Number of 				1,223,062
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					1,223,062
				------------------------------
				8. Shared Dispositive Power
					-0-

-------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person
1,223,062

-------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

-------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

3.56%
-------------------------------------------------
12. Type of Reporting Person (See Instructions)

BD
-------------------------------------------------


Item 1.

(a) Name of Issuer:
	Zoltek Companies, Inc.


(b) Address of Issuer's Principal Executive Offices:
	3101 McKelvey Road
	St. Louis, Missouri 63044

--------------------------------------------------

Item 2.

(a) Name of Person Filing:
	(1) Barclays PLC
	(2) Barclays Capital Inc.
	(3) Barclays Bank PLC
	(4) Barclays Capital Securities Limited
	(5) Barclays Capital Derivative Funding

(b) Address of Principal Business Office or, if none, Residence:
	(1) Barclays PLC
	1 Churchill Place,
	London, E14 5HP, England

	(2) Barclays Capital Inc.
	745 Seventh Avenue
	New York, NY 10019

	(3) Barclays Bank PLC
	1 Churchill Place,
	London, E14 5HP, England

	(4) Barclays Capital Securities Limited
	5 The North Colonnade
	Canary Wharf
	London, E14 4BB, England

	(5) Barclays Capital Derivative Funding
	c/o Corporation Trust Company, Corporation Trust Center
	1209 Orange Street
	Wilmington, DE 19801


(c) Citizenship:
	(1) Barclays PLC: England, United Kingdom
	(2) Barclays Capital Inc.: Connecticut, United States
	(3) Barclays Bank PLC: England, United Kingdom
	(4) Barclays Capital Securities Limited: England, United Kingdom
	(5) Barclays Capital Derivative Funding: Delaware, United States

(d) Title of Class of Securities:   Common Stock, $0.01 Par Value

(e) CUSIP Number: 98975W104

-----------------------------------------------------

Item 3.	If this statement is filed pursuant to Sub-Section 240.13d-1
	(b) or 240.13d-2(b)
	or (c), check whether the person filing is a:

(a) [X] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) [ ] Investment company registered under section 8 of the Investment
        Company Act of 1940 (15 U.S.C. 80a-8);
(e) [ ] An investment adviser in accordance with Sub-Section 240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Sub-Section 240.13d-1(b)(1)(ii)(F);
(g) [X] A parent holding company or control person in accordance with Sub-Section 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under
	section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [X] A non-U.S. institution that is the functional equivalent of any of the institutions listed in Rule 240.13d-1 (b)(1)(ii)(A) through (I);
(k) [ ] Group, in accordance with Sub-Section 240.13d-1(b)(1)(ii)(J).

------------------------------------------------------

Item 4.	Ownership.

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:
	See the response(s) to Item 9 on the attached cover page(s).

(b) Percent of class:
	See the response(s)to Item 11 on the attached cover page(s).

(c) Number of shares as to which the person has:

	(i)    Sole power to vote or to direct the vote:
		See the response(s) to Item 5 on the attached cover page(s).

	(ii)   Shared power to vote or to direct the vote:
		See the response(s) to Item 6 on the attached cover page(s).

	(iii)  Sole power to dispose or to direct the disposition of:
		See the response(s) to  Item 7  on the attached cover page(s).


	(iv)   Shared power to dispose or to direct the disposition of:
		See the response(s) to  Item 8  on the attached cover page(s).


--------------------------------------------------------

Item 5.	Ownership of Five Percent or Less of a Class.

 	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

[]
--------------------------------------------------------

Item 6.	Ownership of More than Five Percent on Behalf
	of Another Person.

		Not Applicable.
-------------------------------------------------------

Item 7.	Identification and Classification of the Subsidiary
	Which Acquired the Security Being Reported on By the Parent Holding Company.

		See Exhibit A.
--------------------------------------------------------

Item 8.	Identification and Classification of Members of the Group.

		Not Applicable.
--------------------------------------------------------

Item 9.	Notice of Dissolution of Group.

		Not Applicable.
-------------------------------------------------------

Item 10.	Certification.

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE

		After reasonable inquiry and to the best of my knowledge and belief,
		I certify that the information set forth in this statement is true,
		complete and correct.

		Dated: February 12, 2014

		By : Dirk Young

		Title: Managing Director, Head of Central Compliance, GCS

--------------------------------------------------------
INDEX TO EXHIBITS

Exhibit A	Item 7 Information

Exhibit B	Joint Filing Agreement










-------------------------------------------------------

EXHIBIT A

	The securities being reported on by Barclays PLC, as a parent holding company, are owned, or may be deemed to be beneficially owned, by Barclays Capital
	Inc., a broker or dealer registered  under  Section
	15 of the Act, Barclays Bank PLC, a non-US banking institution authorised by the Prudential Regulation
	Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom and Barclays Capital Securities Limited, a non-US broker or dealer regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom. Barclays Capital Inc., Barclays Bank PLC,Barclays Capital Derivative Funding and Barclays Capital Securities Limited are wholly-owned subsidiaries of Barclays PLC.

-------------------------------------------------------


EXHIBIT B

JOINT FILING AGREEMENT
The undersigned hereby agree that the Statement on
Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange
Commission pursuant to Rule 13d-1(k) (1) under the Securities
Exchange Act of 1934, as amended, on behalf of each such person.


Dated: February 12, 2014



BARCLAYS PLC
By:
Name: Dirk Young

Title: Managing Director, Head of Central Compliance, GCS


BARCLAYS CAPITAL INC.
By:
Name: Dirk Young

Title: Managing Director, Head of Central Compliance, GCS


BARCLAYS BANK PLC
By:
Name: Dirk Young

Title: Managing Director, Head of Central Compliance, GCS


Barclays Capital Securities Limited
By:
Name: Dirk Young

Title: Managing Director, Head of Central Compliance, GCS


Barclays Capital Derivative Funding
By:
Name: Dirk Young

Title: Managing Director, Head of Central Compliance, GCS